Contact:
Preston Romm
Executive Vice President Finance &
Administration

Obagi Medical Products, Inc.
562.628.1007

OBAGI MEDICAL PRODUCTS SERVED WITH COMPLAINT FROM ZO SKIN HEALTH, INC.

Long Beach, Calif. — January 8, 2010 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that it was served January 7, 2010 with a complaint from ZO Skin Health, Inc., a company affiliated with Dr. Zein Obagi, OMP’s original founder.  The complaint, filed in the Superior Court of the State of California, County of Los Angeles, seeks unspecified damages and injunctive relief under various contract, tort and statutory theories.  Dr. Obagi and affiliates also served a demand for arbitration pursuant to certain 2006 agreements with OMP in which he makes additional claims for damages and other relief.  OMP is in the process of reviewing the allegations contained in the complaint and in the demand for arbitration and intends to vigorously defend itself against these claims.

About Obagi Medical Products, Inc.
Obagi Medical Products’ develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi® Condition & Enhance™ for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; a formulation of Obagi CLENZIderm® M.D. Systems for normal to dry skin, June 2007; Obagi ELASTIderm™ Décolletage System, January 2008; and the Rosaclear™ System for the treatment of rosacea, January 2009. Visit www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to, that any litigation is inherently uncertain and the ultimate resolution of the matter described in this release cannot be assured, the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.